SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of the earliest event reported):  October 6, 1999
                                                        (September 29, 1999)



                         New York Bagel Enterprises, Inc
             (Exact name of Registrant as specified in its charter)

                                    0-21205
                           (Commission file number)


        Kansas                                                73-1369185
(State or other jurisdiction                               (I.R.S. Employer
of incorporation)                                        Identification No.)



                              115 East 8th Street
                           Stillwater, Oklahoma 74074
           (Address of principal executive offices, including zip code)



                                 405-624-3700
               (Registrant's telephone number, including area code)

Item 5.  Other Events.

  On September 29, 1999, New York Bagel Enterprises, Inc. entered into an agreement with Atomic Burrito, Inc. formerly Western Country Clubs, Inc., which terminated the joint venture agreement between the two companies. Pursuant to the joint venture agreement, New York Bagel Enterprises, Inc. would have contributed certain restaurant equipment and leasehold improvements, and cash in some instances, to the joint venture in order to convert certain restaurant locations to "Atomic Burrito" restaurants. The termination agreement also provides for the sale of New York Bagel Enterprises, Inc.'s minority interests of 38% and 40%, respectively, in the Tulsa, Oklahoma and Wichita, Kansas joint venture entities to Atomic Burrito, Inc. for a purchase price of $175,000, contingent upon Atomic Burrito, Inc. obtaining acceptable financing. However, Atomic Burrito, Inc. will continue to use "New York Bagel Cafe" signage located on the Tulsa, Oklahoma restaurant as long as it purchases bagels and other related products from New York Bagel Enterprises, Inc. In addition, the termination agreement terminates the letter of intent between the two parties regarding the potential combination of the companies.

Item 5.  Other Events.

  On September 29, 1999, New York Bagel Enterprises, Inc. entered into a letter of intent with New World Coffee - Manhattan Bagel, Inc., whereby New York Bagel Enterprises, Inc., will be acquired by New World Coffee - Manhattan Bagel, Inc. in a triangular merger, stock-for-stock, transaction. However, the consummation of the proposed acquisition is subject to many contingencies, including, without limitation, the negotiation and execution of a definitive merger agreement, the approval of the respective Boards of Directors and stockholders of the two companies, the restructuring of New York Bagel Enterprises, Inc.'s existing debt in a manner acceptable to New World Coffee - Manhattan Bagel, Inc., and the completion of each company's due diligence review. There can be no assurance that the proposed acquisition will be consummated.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          NEW YORK BAGEL ENTERPRISES, INC.


                                         /s/Richard Randall Webb
                                         _________________________________
                                         Richard Randall Webb
                                         Chief Financial Officer,
                                         Treasurer and Secretary


Dated:  October 6, 1999